FINANCING AGREEMENT

     THIS FINANCING AGREEMENT (this "Agreement") is made and entered into this 21st day of February 1992, by and between VINDICATOR, INC. ("Vindicator"), a Florida corporation whose principal offices are located in Plant City, Florida, and NORDION INTERNATIONAL INC. ("Nordion"), a Canadian corporation whose principal offices are located in Kanata, Ontario, Canada.

     WHEREAS, Vindicator has built a commercial food irradiation facility in Mulberry, Florida, principally for the purpose of irradiating food and related products; and

     WHEREAS, Nordion desires to supply Vindicator with a supply of Cobalt 60;

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by both parties to this Agreement, the parties hereby agree as follows:

     1. Upon the terms and subject to the conditions set forth herein, Nordion hereby supplies Vindicator with 600,000 curies of cobalt 60 (the "Cobalt"), which is in addition to 400,000 curies previously supplied, at Vindicator's facility in Mulberry, Florida. The purchase price to be paid by Vindicator to Nordion for the additional 600,000 curies of Cobalt shall be $1,082,321.67 (Canadian Dollars), such amount to be paid as provided in Paragraph 2 of this Agreement.

     2. (a) The amount referred to in Paragraph 1 shall be due and payable in full on September 4, 1994 (the "Due Date"). Such amount shall not bear any interest until the Due Date, whereupon such amount shall bear interest at the rate of three percentage points above the "prime rate" for similarly sized commercial obligations as published from time to time in the Wall Street Journal.

          (b) Payment of any amount due under this Paragraph 2 shall be secured by a first, preferred security interest in the Cobalt to be granted to Nordion upon or before sale or delivery of the Cobalt. In addition, in the event that any other assets of Vindicator are at any time subject to any other security interest, then simultaneously with the granting of such security interest Nordion shall be granted a subordinate security interest in such assets, Any security interest granted hereunder to Nordion shall be granted by way of a security agreement in substantially the same form as is attached hereto as Exhibit A. Upon or before consummation of the transaction to which any such security interest relates, proper opinions and security filings must be effected as to each security interest granted hereunder.

          (c) Vindicator shall be deemed in default of its payment obligation under this Paragraph 2 upon the occurrence of any of the following:

               (i) Any amount owed hereunder not being paid in full when due; or

               (ii) The irradiation by Vindicator at its facility of any product, other than food or related products including packaging materials, for any customer who, to the knowledge of Vindicator after consultation with Nordion had previously had any similar product irradiated by gamma radiation by another commercial irradiator then willing and able to provide such service and both now and then being supplied or otherwise serviced by Nordion (this shall not, however, preclude Vindicator from conducting research and development activities on any product for any customer); or

               (iii) Any act of bankruptcy or insolvency by Vindicator.

          (d) Vindicator shall have the right to pay part or the entire principal sum due under Paragraph 1 remaining unpaid at any time without penalty.

          (e) Nordion may, at its option, convert all or any part of $1,082,321.67 (Canadian Dollars) owed into shares of Common Stock of Vindicator at the conversion rate of $4.05 (U.S. Dollars) of obligation for one share of Common Stock; in the event the Company at any time or from time to time after the Closing Date effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares or grants a dividend payable in Common Stock of the Company, then and in each such event the Conversion Rate shall be increased or decreased proportionately.

          (f) In the event Vindicator elects to prepay part or all of the amount due under Paragraph 1, it shall give thirty (30) days written notice to Nordion, during which time Nordion may elect to exercise its conversion rights.

     3.   This Agreement shall be governed by the laws of the State of Florida.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


ATTEST.                                      VINDICATOR, INC.
(Corporate Seal)

  /s/ Walter H. Harkala                    By:  /s/ Sam R. Whitney
---------------------------------               --------------------------------
    Walter H. Harkala, Secretary                       Sam R. Whitney, President

ATTEST:                                      NORDION INTERNATIONAL, INC.
(Corporate Seal)
   /s/ D.L. Nicholas                       By:  /s/ W.P. O'Neill
---------------------------------               --------------------------------
    D.L. Nicholas, Secretary                       W.P. O'Neill, President